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                                 Exhibit 10.14


PERSONAL AND CONFIDENTIAL


August 13, 1999

John Mann
194 Bank Street
Minneapolis, Minnesota 55414

Dear John:

This letter, when signed by you, will confirm the mutual Separation Agreement ("Agreement") we have reached concerning your termination of employment with Jostens, Inc. ("Jostens").

Your compensation, perquisites and benefits will continue through the effective date of your termination of employment. After the effective date of your termination of employment, you will be entitled to continuing compensation, perquisites and benefits only to the extent provided in the Jostens, Inc. Executive Severance Pay Plan (the "Severance Pay Plan") or as described in this letter.

The following terms and conditions apply:

1. Effective Date: Effective August 20, 1999 your employment with Jostens will terminate. In this letter, this date is referred to as your "Termination Date."

2. Accrued Vacation: Your last regular paycheck will include a payment equal to the value of your accrued, unused vacation pay. You will not accrue vacation after your Termination Date.

3. Severance Pay Plan Benefits: You will be entitled to the following benefits under the Severance Pay Plan, subject to the limitations, conditions and terms set forth in the Severance Pay Plan, a copy of which is attached.

    a Salary Continuation: Your base salary (minus federal, state and local withholdings and any liens) will be continued at your current rate (not including bonuses or other incentives) in bi-weekly payments until August 20, 2000. At any time, Jostens may, but is not required to, pay the remaining payments to you in a lump sum payment without your consent.

    b Management Bonus: You will receive a pro-rated (through June 30, 1999 or six (6) months) portion of any management bonus that may be earned based on Jostens performance for the six month period ending June 30, 1999. Any bonus earned will be paid to you at the same time that other participants receive their pay out. You will not be eligible for any management bonus for any calendar year beginning after your Termination Date.

    c COBRA Premiums: Your current group medical, dental and life coverage will remain in effect until the last day of the pay period that includes your Termination Date. Your current group vision coverage will remain in effect until the last day of the calendar month that includes your Termination Date. You may elect to continue coverage following these dates by paying the full cost of the premium as provided by COBRA legislation. You will be advised separately of your coverage continuation rights by DCA, Inc., the COBRA administrator. If you elect to continue coverage, Jostens will reimburse you for a portion of your COBRA premium payments. The

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       amount of the reimbursement is the amount by which the COBRA premiums exceed the premiums paid for the coverage in question by similarly situated active employees of Jostens. The reimbursement payments will be taxable income subject to withholding and will be reported on a Form W-2. To be eligible for reimbursement you must comply with reimbursement procedures specified by Jostens.

       (You may also be entitled to convert your group life coverage to an individual policy. Contact Lisa Triplett if you desire conversion information.

    d Perquisites: Your perquisites, car allowance, financial planning, medical reimbursement, etc., will remain in effect until August 20, 2000. Your continued perquisites are subject to any reductions applicable to similarly situated active Jostens employees.

    e Additional Benefits: Pursuant to Section 3.2 of the Plan, you are entitled to the following benefits: Market Leadership bonus of $50,000.00, payable in February, 2000; waiver of Paragraph 3. (iii) and
       (iv) to extent of limited, part-time consulting for Jostens on an as-needed basis.

    f  Conditions and Limitations:

       (i) Waiver and Release of Claims: You acknowledge that in order to receive any payments or benefits under the Plan, you must sign this Agreement, which includes a waiver and release of claims, (see
            Section 16), and you must not revoke the waiver and release of claims within the period described in Section 17 and 18. If the waiver and release of claims is at any time determined to be partially or wholly unenforceable or ineffective in any respect for any reason, (1) you will no longer be entitled to reimbursement of health premiums as described in clause (c) or to continued perquisites as described in clause (d), (2) the payments described in clauses (a) and (b) will be reduced by 30% (of the gross payments before any after reductions), (3) you must promptly reimburse Jostens for the full amount or value of any reimbursements or perquisites described in clause (c) or (d) that you previously received and (4) you must promptly reimburse Jostens for 30% (of the gross payments before any after reductions) of any payments described in clauses (a) and (b) that were previously made.

       (ii) Non-Compete and Confidentiality: You acknowledge that in order to receive payments or benefits under the Plan, you must not compete with Jostens or disclose confidential information. If you do, (1) you will no longer be entitled to reimbursement of health premiums as described in clause (c) or to continued perquisites as described in clause (d), (2) the payments described in clauses (a) and (b) will be reduced by 70% (of the gross payments before any other reductions), (3) you must promptly reimburse Jostens for the full amount or value of any reimbursements or perquisites described in clause (c) or (d) that you previously received and (4) you must promptly reimburse Jostens for 70% (of the gross payments before any other reductions) of any payments described in clauses (a) and (b) that were previously made. You will be deemed to compete with Jostens if the Administrator of the Plan determines that, directly or indirectly, alone or as a partner, officer, director, shareholder, sole proprietor, employee or consultant of any other firm or entity, you have engaged, are engaging or intend to engage in any commercial activity in competition with any part of the business of Jostens or any affiliate as conducted at the time in question or solicit, or you have solicited or interfered, are soliciting or interfering or intend to solicit or interfere with the relationship of Jostens or any affiliate with, any customers, suppliers, employees or sales representatives of Jostens or any affiliate. Confidential information means any

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            information relating to the business or affairs of Jostens or any affiliate, including but not limited to information relating to financial statements, customer identities, potential customers, employees, sales representatives, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by Jostens or an affiliate except for information in the public domain or known in the industry through no wrongful act on your part.

      (iii) Return to Jostens: If you return to work for Jostens or one of its affiliates, you will not be entitled to any further benefits under the Plan.

      (iv) Other Work: Except for part time consulting, if you perform any services for which you receive, directly or indirectly, remuneration as an employee, consultant, sole proprietor, partner, member, owner or otherwise (other than as an employee of Jostens or an affiliate), then (1) your salary continuation payments will be reduced by an amount equal to your rate of base pay or the equivalent of base pay,
            (2) you will receive any management bonus to which you become entitled as described in clause (a) and (3) your COBRA premium reimbursements and perquisites described in clauses (c) and (d) will end. You agree to promptly notify Jostens if you perform any such services during your salary continuation period. You also agree to promptly notify Jostens of your remuneration for your services, and any change in remuneration and the effective date of the change.

      (v) Other: You acknowledge that you have carefully reviewed the Plan, and particularly Section 4.5 of the Plan, and understand the other limitations on the benefits described above.

4. AD&D and Business Travel Accident Insurance: Your current accidental death and dismemberment insurance coverage and business travel accident coverage will remain in effect until the last day of the pay period that includes your Termination Date.

5. Spending Accounts: If you participated in either the Health Care Expense Account or Dependent Care Account, deductions will stop as of the last day of the pay period that includes your Termination Date. Your Health Care Expense account may be continued through COBRA. You will be advised separately of coverage continuance rights by DCA, Inc., the COBRA administrator.

6. Pension Plan: Under the current terms of Jostens Pension Plan "D" you will continue to be credited with service during your salary continuation period and your salary continuation payments count as annual salary, subject in each case to the terms of Pension Plan "D." Jostens is in the process of amending Pension Plan "D" so that no service will be credited during the salary continuation period and salary continuation payments will not count as annual salary. When the amendment is adopted it will apply to you for the portion of your salary continuation period following the effective date of the amendment. Your entitlement to benefits under the Pension Plan [and the Supplemental Pension Plan] will be determined in accordance with the terms of the Plan[s].

7. 401(k) Retirement Savings Plan: Under the current terms of the Jostens, Inc. 401(k) Retirement Savings Plan, you may elect to make 401(k) contributions from your salary continuation payments, subject to the terms of the 401(k) Retirement Savings Plan. Jostens is in the process of amending the 401(k) Retirement Savings Plan so that 401(k) contributions may not be made from salary continuation payments. When this amendment is adopted, it will apply to you for the portion of your salary continuation period following the effective date of the amendment. Any outstanding loans will become due in full as of your Termination Date. Distribution of your account balances, if any, will be made after your Termination Date in accordance with the terms of the Plan.

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8.  Deferred Compensation Plan: You may elect to defer your salary continuation payments made during the 2-year period beginning on your Termination Date under the Deferred Compensation Plan. Your account under the Deferred Compensation Plan will not be distributed until after the end of your salary continuation period or the second anniversary of your Termination Date, whichever is earlier.

9. Executive Supplemental Retirement Agreement: You will not accrue additional benefits [or earn additional service for vesting or any other purposes] under your Executive Supplemental Retirement Agreement after your Termination Date. Your entitlement to benefits under your Executive Supplemental Retirement Agreement will be determined in accordance with the terms of the Agreement. You acknowledge that you are not entitled to receive any benefits under your Executive Supplemental Retirement Agreement because you have not completed at least 7 years as an executive officer of Jostens.

10. Short and Long Term Disability: Short-and Long-Term Disability coverage will cease on your Termination Date. Contact your HR representative if you desire conversion information on the Long-Term Disability Plan.

11. Performance Pays Bonus: You will not be entitled to receive any Performance Pays bonus for the performance period ending this calendar year or for any subsequent performance period.

12. Stock Options: You have a period of 12 months following your Termination Date to exercise your stock options which have vested and not expired as of your Termination Date. Option exercises must be in accordance with the terms of the applicable Stock Option Plan. Your restricted stock shall be considered 100% vested.

13. Confidentiality/No Admission: You agree to keep the existence and all specific terms of this Agreement confidential and you further agree not to disclose any information concerning this Agreement to any person, company, entity or third party other than your attorney, accountant, tax advisor, spouse and other immediate family. You and Jostens also agree that the existence of this Agreement is not an admission by Jostens that the termination of your employment was in any way wrongful or discriminatory or violated any law.

14. Confidentiality Duty: You acknowledge that while employed by Jostens you had access to Jostens' confidential and proprietary information and/or trade secrets. You further acknowledge your continuing duty not to disclose, furnish or otherwise make available such information and/or trade secrets to any person, company, entity or third party.

15. Return of Company Property: You acknowledge that prior to the date on which you sign this Agreement, you have returned all Jostens' property in your possession or control, including, but not limited to, any company credit card (or any credit card on which the company is guarantor), Jostens' business files, documents or data in any form, computer, fax, printer or other equipment. Further, you agree to repay to Jostens the amount of any permanent or temporary advances and balance owing on any credit cards of any monies due and owing Jostens or for which Jostens is a guarantor.

16. Waiver and Release of Claims: In consideration of the benefits provided to you under this Agreement you agree: you release and forever discharge Jostens, its subsidiaries and affiliated companies including each of their officers, directors, agents and employees from and waive all causes of action, damages, liability and claims of whatever nature relating to or arising out of your employment with Jostens, its subsidiaries and affiliated companies and the termination of your employment, including but not limited to, claims under federal, state or local discrimination laws, claims arising out of wrongful termination, whistle blowing claims and the Age Discrimination in Employment Act. The prior sentence does not release or discharge Jostens or you from obligations under this Agreement or which arise after the date you sign this

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    Agreement. Nothing in this Agreement prevents you from filing a charge or complaint, including a challenge to the validity of this Agreement or the waiver and release of claims in this section, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

17. Revocation:

    a You have the right to revoke only that portion of this waiver and release which relate to claims under the Age Discrimination in Employment Act within 7 days from the date you sign this Agreement. You likewise have the right to rescind only that portion of this waiver and release which relates to claims under the Minnesota Human Rights Act by written notice to Jostens within 15 days from the date you sign this Agreement. To be effective, this rescission or revocation must be in writing and hand-delivered or mailed to Jostens to the attention of Rodney Jordan, Jostens, 5501 Norman Center Drive, Bloomington, Minnesota 55437 and sent by certified mail, return-receipt requested. Rescission or revocation of the release will result in cessation of any future separation payments to be paid.

    b You agree that if you exercise any right of rescission or revocation, payments made to you by Jostens under this Agreement will be sufficient consideration for the release of all other claims you have against Jostens, except those under the Age Discrimination in Employment Act and in Minnesota, those under the Minnesota Human Rights Act.

18. Miscellaneous: You acknowledge that you have been at least 21 days from the date you receive this Agreement to consider this Agreement and that you have been advised to and have had the opportunity to consult legal counsel of your own choosing concerning this Agreement and that you have entered into it of your own free will and without compulsion. Both you and Jostens agree that any written changes to this Agreement, whether material or immaterial will not restart the running of the 21-day period.

    This Agreement contains the entire agreement and understanding of the parties. No representations have been made or relied upon by either party other than those that are expressly set forth in this Agreement, and each party has entered into this Agreement voluntarily and without coercion. If any portion or provision of this Agreement is deemed unenforceable, the Agreement will be deemed modified to remaining provisions will remain in full force and effect.

    This Agreement may not be altered, amended or modified unless done in writing and signed by an executive officer of Jostens and you. Nothing in this Agreement, however, in any way prevents or limits Jostens from amending or terminating any of its benefit plans, policies or practices and in such a case, your rights would be determined solely under the terms of the plan, policy or practice in question.

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    If this Agreement is acceptable to you, please sign and return this letter to Rodney Jordan, Jostens, 5501 Norman Center Drive, Minneapolis, Minnesota 55437 by September 6, 1999. Should any overpayments be made to you under this Agreement or after a revocation or rescission of this Agreement, you are responsible for immediate repayment to Jostens.


Yours truly,


By /s/ Robert Burhmaster
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Robert Burhmaster
Chief Executive Officer


AGREED AND ACCEPTED:


By /s/ John Mann
------------------------------------------
John Mann


August 13, 1999
------------------------------------------
DATE

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                                 ACKNOWLEDGMENT


     I acknowledge that on August 13, 1999, I was provided with the attached Separation Agreement ("Agreement").

     I further acknowledge that I have been advised to consult with an attorney before entering into the attached Agreement, and that I have been given a period of at least 21 days to consider whether to accept the Agreement.

     I have received and read the above acknowledgment, and I fully understand its meaning.



By /s/ John Mann
------------------------
John Mann


August 13, 1999
------------------------
Date

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